Exhibit (d)(7)

LIMITED GUARANTY

This LIMITED GUARANTY (this “Limited Guaranty”) is made and entered into as of July 12, 2022 by and among Aurora Equity Partners VI L.P., a Delaware limited partnership, Aurora Equity Partners VI-A L.P., a Delaware limited partnership, and Aurora Associates VI L.P., a Delaware limited partnership (each, a “Guarantor” and collectively, the “Guarantors”), in favor of Sharps Compliance Corp., a Delaware corporation (the “Company”).  The Guarantors and the Company are referred to herein collectively as the “parties” and individually, as a “party.”

RECITALS

A.          The Company, Raven Buyer, Inc., a Delaware corporation (“Parent”), and Raven Houston Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, modified, or supplemented from time to time, the “Merger Agreement”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

B.          As an inducement for the Company to enter into the Merger Agreement, the Guarantors wish to deliver this Limited Guaranty in respect of certain of Parent’s obligations under the Merger Agreement.

NOW, THEREFORE, in consideration of the above Recitals, which are incorporated into the agreement below by reference as if fully set forth therein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Guarantors, each of the Guarantors agrees with the Company as follows:

AGREEMENT

ARTICLE I
REPRESENTATIONS AND WARRANTIES

Each Guarantor, severally and not jointly, makes the following representations and warranties to, and in favor of, the Company with respect to itself (but not the other Guarantors):

Section 1.1          Existence and Rights.  Such Guarantor is a limited partnership duly formed and validly existing under the laws of the jurisdiction of its formation.  Such Guarantor has the requisite power and authority, rights, and franchises to own its property and to carry on its business as now carried on, and is duly qualified and in good standing in each jurisdiction in which the property it owns or the business it conducts makes such qualification necessary, and such Guarantor has the power and authority to execute, deliver, and perform this Limited Guaranty.

Section 1.2          Limited Guaranty Authorized and Binding.  The execution, delivery, and performance of this Limited Guaranty by such Guarantor have been duly authorized by all requisite limited partnership action, and this Limited Guaranty is a legal, valid, and binding obligation of such Guarantor enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and to general principles of equity.

Section 1.3          No Conflict.  The execution and delivery of this Limited Guaranty by such Guarantor: (a) are not, and the performance of this Limited Guaranty by such Guarantor will not be, in contravention of or in conflict with any agreement, indenture, or undertaking to which such Guarantor is a party or by which it or any of its property is or may be bound or affected; (b) do not, and will not, require the consent or approval of any Governmental Entity; (c) are not, and will not be, in contravention of or in conflict with, any applicable Law binding on such Guarantor or any of its property or assets or any term or provision of such Guarantor’s limited partnership agreement or other organizational documents; and (d) do not, and will not, result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification, or acceleration of any material obligation or the loss of any material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, permit, franchise, right, or license binding on the Guarantor, or cause any security interest, lien, or other encumbrance to be created or imposed upon any of such Guarantor’s assets or property.

Section 1.4          Review of Merger Agreement.  Such Guarantor hereby acknowledges that it has a copy of, and is fully familiar with, the Merger Agreement.

Section 1.5          Financial Capacity.  Such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty in full, and all funds necessary for such Guarantor to fulfill its obligations under this Limited Guaranty in full shall be available to such Guarantor, and such Guarantor shall maintain sufficient uncalled capital commitments from its limited partners necessary to fulfill its obligations under this Limited Guaranty, in each case for so long as this Limited Guaranty shall remain in effect in accordance with Section 2.2.

ARTICLE II
LIMITED GUARANTY

Section 2.1          Limited Guaranty.

(a)          Subject to the limitations set forth in Section 2.1(b), each Guarantor hereby absolutely, unconditionally, and irrevocably guaranties to the Company the prompt payment (on demand and in lawful money of the United States) of the Guaranteed Obligation (as defined below).  The term “Guaranteed Obligation” means the obligation of Parent to pay (i) the Parent Termination Fee (which is $7,869,400) in accordance with Section 8.3(e) of the Merger Agreement, (ii) the Collection Costs in accordance with Section 8.3(f) of the Merger Agreement, if any, and (iii) the reimbursement and indemnification obligations in accordance with Section 6.15(c) of the Merger Agreement, if any, subject to the terms and conditions set forth in the Merger Agreement. Notwithstanding any other provision of this Limited Guaranty, payment by any Guarantor hereunder will not be due prior to the date that is twelve (12) Business Days after the date on which the Company notifies such Guarantor that Parent or Merger Sub has failed to pay the Guaranteed Obligation when due in accordance with the terms of the Merger Agreement and that the Company is requesting payment from such Guarantor.

(b)          The guaranties and obligations of the Guarantors shall be several and not joint, which shall mean that a Guarantor shall be liable to the Company only to the extent of such Guarantor’s Pro Rata Portion (as defined below) of the Guaranteed Obligations.  In addition, in no event shall any Guarantor be obligated to make payments to the Company with respect to this Limited Guaranty, the Merger Agreement, or the transactions contemplated thereby that exceed such Guarantor’s Pro Rata Portion of an amount equal to (i) the Parent Termination Fee (which is $7,869,400) payable in accordance with Section 8.3(e) of the Merger Agreement, plus (ii) the amount of the Collection Costs payable by Parent in accordance with Section 8.3(f) of the Merger Agreement, if any, plus (iii) the amount sufficient to satisfy the reimbursement and indemnification obligations of Parent pursuant to Section 6.15(c) of the Merger Agreement, if any, as such amount may be reduced by any payments made by any of Parent, Merger Sub, any Guarantor or any of their respective Affiliates to the Company, its Affiliates or its or their respective direct or indirect equityholders, related to or arising out of the transactions contemplated by the Merger Agreement (as it may be so reduced from time to time, the “Maximum Amount”); it being understood that this Limited Guaranty may not be enforced against a Guarantor with respect to any amounts in excess of such Guarantor’s Pro Rata Portion of the Maximum Amount, in the aggregate. The Company hereby agrees that in no event shall the Guarantors be required to pay any amounts to the Company, the Company’s equityholders or its Affiliates or Subsidiaries, under, with respect to, or in connection with this Limited Guaranty or the Merger Agreement, other than as expressly set forth herein or in the Equity Financing Commitment.  The term “Equity Financing Commitment” means the equity commitment letter delivered by the Guarantors to Parent as of the date hereof.  The term “Pro Rata Portion” means (A) with respect to Aurora Equity Partners VI L.P., 54.120215%; (B) with respect to Aurora Equity Partners VI-A L.P., 45.564117%; and (C) with respect to Aurora Associates VI L.P., 0.315669%.

(c)          Notwithstanding the foregoing, in the event that the Company or any of its Affiliates or Subsidiaries or any of their respective Representatives on behalf of the Company or any of its Affiliates or Subsidiaries, directly or indirectly, claims, attempts, commences litigation or other proceedings in order to assert, asserts, demands or otherwise seeks to claim that the provisions of Section 2.1 hereof limiting the Guarantors’ aggregate liability to the Maximum Amount (or a Guarantor’s liability to that Guarantor’s Pro Rata Portion of the applicable Guaranteed Obligations) or that any other provisions of this Limited Guaranty are illegal, invalid or unenforceable in whole or in part, or attesting any theory of liability against any Guarantor, Parent or any Affiliate of any Guarantor with respect to the transactions contemplated by the Merger Agreement, the Equity Financing Commitment, or any other agreement delivered in connection with this Limited Guaranty or the Merger Agreement (including the termination or abandonment thereof) or otherwise (including in respect of any oral representations made or alleged to be made in connection therewith or herewith), other than (i) any and all rights of the Company under, and any and all claims by the Company against the Guarantors, severally but not jointly, under and in accordance with, this Limited Guaranty (subject to the terms and conditions set forth herein); (ii) any and all rights of the Company under, and any and all claims by the Company against Parent or Merger Sub under and in accordance with, the Merger Agreement; (iii) any and all rights of the Company under, and any and all claims by the Company against the Guarantors and Parent under and in accordance with, the Equity Financing Commitment in respect of express third party beneficiary and specific performance rights; and (iv) any and all rights of the Company under, and any and all claims by the Company against Raven Parent, Inc. under and in accordance with, the Confidentiality Agreement, dated as of May 9, 2022, by and between the Company and Raven Parent, Inc. (the “Confidentiality Agreement”) (the claims as described in clauses (i), (ii), (iii) and (iv) of this sentence, each a “Retained Claim”), then (A) the obligations of the Guarantors under this Limited Guaranty shall terminate ab initio and shall thereupon be null and void, (B) if any Guarantor has previously made any payments under this Limited Guaranty, it shall promptly be repaid such payments from the Company, and (C) none of the Guarantors, Parent, Merger Sub or any Non-Recourse Party (as defined below) shall have any liability to the Company or any of its Affiliates or Subsidiaries or any of their respective direct or indirect equityholders in any way under or in connection with the Merger Agreement, this Limited Guaranty, or any other agreement or instrument delivered in connection with this Limited Guaranty or the Merger Agreement (including, without limitation, the Equity Financing Commitment), or the transactions contemplated hereby or thereby (including the termination or abandonment thereof) or otherwise (including in respect of any oral representations made or alleged to be made in connection therewith or herewith).

Section 2.2          Continuing Guaranty.  This is a continuing guaranty of the Guaranteed Obligation and shall remain in full force and effect until the earlier to occur of: (a) the payment in full of the Guaranteed Obligation; (b) the termination of the Merger Agreement in accordance with its terms, but only if Parent and Merger have no liability or financial obligation to the Company that survives such termination (or, if it does, this Limited Guaranty shall terminate twelve months following such termination, unless prior to the date that is twelve months after such termination a legal action for the Guarantors’ payment of the Guaranteed Obligation is brought pursuant to and in accordance with this Limited Guaranty, in which case this Limited Guaranty shall terminate upon the final, non-appealable resolution of such claim in a final judicial determination or by written agreement of the Company and the Guarantors and the satisfaction in full by the Guarantors of the amount of the Guaranteed Obligation finally determined or agreed to be owed by the Guarantors with respect to such claim); or (c) consummation of the Closing.  Upon the termination of this Limited Guaranty pursuant to the immediately preceding sentence, this Limited Guaranty shall automatically become void and no Guarantor shall thereafter have any liability whatsoever arising hereunder.  Each Guarantor understands and agrees that, subject to the immediately preceding two sentences, this Limited Guaranty shall be construed as an absolute, irrevocable, unconditional, and continuing guaranty of payment and shall be enforceable by the Company and its successors, transferees, and assigns, subject to the terms set forth herein.

Section 2.3          Nature of Guaranty.  The Guarantor acknowledges that it is a primary obligor and not merely as surety to the Company, that its liability hereunder shall extend to the full amount of the Guaranteed Obligations (subject to such Guarantor’s Pro Rata Portion of the Maximum Amount), and that a separate action or separate actions under this Limited Guaranty may be brought and prosecuted against any Guarantor in the Company’s sole discretion, whether or not any action is brought or prosecuted against Parent, any other Guarantor, or any other Person, or whether Parent, any other Guarantor, or any other Person is joined in any such action or actions.  Any circumstance which operates to toll any statute of limitations applicable to Parent, Merger Sub, or the Company shall also operate to toll the statute of limitations applicable to the Guarantors.  This Limited Guaranty is an unconditional guarantee of payment and not of collection.  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits.

Section 2.4          Waivers.

(a)          Subject to Section 2.1(a), each Guarantor hereby waives the right to require the Company to proceed against Parent, any other Guarantor, or any other Person liable on the Guaranteed Obligations, or to pursue any other remedy in the Company’s power whatsoever, and each Guarantor waives the right to have the proceeds of property of Parent or any other Person liable on the Guaranteed Obligation first applied to the discharge of the Guaranteed Obligations.  Each Guarantor hereby waives, to the fullest extent permitted by Law, all rights and benefits under any applicable Law purporting to reduce a guarantor’s obligations in proportion to the obligation of the principal.  When making any demand on a Guarantor hereunder against the Guaranteed Obligation, the Company may, but subject to Section 2.1(a) shall be under no obligation to, make a similar demand on Parent or Merger Sub or any other Guarantor, and any failure by the Company to make any such demand or to collect any payments from Parent or Merger Sub or any other Guarantor shall not relieve such Guarantor of its obligations or liabilities hereunder.

(b)          Each Guarantor hereby waives any defense based upon or arising by reason of: (i) any lack of authority of any officer, director, or any other Person acting or purporting to act on behalf of Parent or Merger Sub, or any defect in the formation of Parent or Merger Sub; (ii) any act or omission by Parent or Merger Sub which directly or indirectly results in or aids the discharge of Parent or Merger Sub or any Guaranteed Obligation by operation of Law or otherwise; (iii) any modification of the Guaranteed Obligation, in any form whatsoever, including, without limitation, the renewal, extension, acceleration, or other change in time for payment or performance of the Guaranteed Obligation, any waiver or modification of conditions precedent or any other change in the terms of the Guaranteed Obligation or any part thereof or any modification of any agreement between the Company and Parent or Merger Sub, provided that the Maximum Amount is not increased; (iv) the existence of any claim, set-off, or other right which the Guarantor may have at any time against Parent, Merger Sub, or the Company, whether in connection with the Guaranteed Obligations or otherwise; (v) the adequacy of any other means the Company may have of obtaining payment of the Guaranteed Obligations; (vi) any change in the applicable law of any jurisdiction; (vii) any present or future action of any governmental authority amending, varying, reducing, or otherwise affecting or purporting to amend, vary, reduce, or otherwise affect, any of the obligations of Parent or Merger Sub under the Merger Agreement or of the Guarantor under this Limited Guaranty; or (viii) any other act or omission by the Guarantor or its Affiliates that might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor.

(c)          Each Guarantor hereby waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Limited Guaranty and of the existence, creation, or incurring of new or additional obligations.  Each Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of Parent and Merger Sub and of all other circumstances bearing upon the risk of nonpayment or nonperformance by Parent or Merger Sub of the Guaranteed Obligation which diligent inquiry would reveal, represents that it has adequate means of obtaining such financial information from Parent or Merger Sub on a continuing basis, and agrees that the Company shall not have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances.  Each Guarantor hereby waives notice of any action taken or omitted by the Company in reliance hereon, any requirement that the Company be diligent and prompt in making demands hereunder, notice of any waiver or amendment of any terms and conditions of the Merger Agreement, notice of any default by Parent or Merger Sub or the assertion of any right of the Company hereunder, and any right to plead or assert any election of remedies in any action to enforce this Limited Guaranty with respect to its obligations hereunder.

Section 2.5          Bankruptcy Not Discharge.  Subject to the second sentence of Section 2.2, this Limited Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any or all of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Company upon (1) any change in the corporate existence, structure, or ownership of Parent or Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations, and (2) the insolvency, bankruptcy, or reorganization affecting Parent or Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations.  Notwithstanding any modification, discharge, or extension of the Guaranteed Obligations or any amendment, waiver, modification, stay, or cure of the Company’s rights which may occur in any bankruptcy or reorganization case or proceeding concerning Parent or Merger Sub, whether permanent or temporary, and whether or not assented to by the Company, each Guarantor hereby agrees that it shall be obligated hereunder to pay and perform the Guaranteed Obligations and discharge its other obligations in accordance with the terms of the Guaranteed Obligations as set forth in this Limited Guaranty in effect on the date hereof.  Each Guarantor understands and acknowledges that by virtue of this Limited Guaranty, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Parent or Merger Sub.

Section 2.6          Guarantors’ Understandings With Respect To Waivers.  Each Guarantor warrants and agrees that each of the waivers set forth above is made with such Guarantor’s full knowledge of its significance and consequences and made after the opportunity to consult with counsel of its own choosing, and that under the circumstances, the waivers are reasonable and not contrary to applicable Law or public policy.  If any of said waivers are determined to be contrary to any applicable Law or public policy, such waiver shall be effective only to the extent permitted by Law.

Section 2.7          Covenants of the Company.

(a)          The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates and Subsidiaries and their respective Representatives not to institute, directly or indirectly, any proceeding or bring any other claim arising under, or in connection with this Limited Guaranty, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guaranty or the Merger Agreement (including, without limitation, the Equity Financing Commitment), or transactions contemplated hereby and thereby (including the termination or abandonment thereof) or otherwise (including in respect of any oral representations made or alleged to be made in connection therewith or herewith), against the Guarantors, Parent, Merger Sub or any Non-Recourse Party, except for the Retained Claims, and the Company hereby, on behalf of itself and its Affiliates, waives any and all claims arising under, or in connection with, this Limited Guaranty, the Merger Agreement, or any other agreement or instrument delivered in connection with this Limited Guaranty or the Merger Agreement (including, without limitation the Equity Financing Commitment), or the transactions contemplated hereby or thereby (including the termination or abandonment thereof) or otherwise (including in respect of any oral representations made or alleged to be made in connection therewith or herewith) against the Guarantors, Parent, Merger Sub or any Non-Recourse Party and waives and releases such Persons from such claims, in each case, except for the Retained Claims.

(b)          Notwithstanding anything to the contrary contained in this Limited Guaranty, the Company hereby agrees that, to the extent Parent and Merger Sub are indefeasibly relieved in full of their obligations under the Merger Agreement (other than due to a rejection of the Merger Agreement in the context of a bankruptcy or insolvency of Parent), the Guarantors shall be similarly relieved of their obligations under this Limited Guaranty.

(c)          Notwithstanding anything that may be expressed or implied in this Limited Guaranty or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guaranty, the Company covenants, agrees, and acknowledges that no Person other than the Guarantors has any obligations hereunder.  The Company further covenants, agrees, and acknowledges that neither the Company nor any other Person (including, without limitation, its Affiliates or Subsidiaries or any of their respective direct or indirect equityholders) has any right of recovery under this Limited Guaranty, the Merger Agreement, or any other agreement or instrument delivered in connection with this Limited Guaranty or the Merger Agreement (including, without limitation, the Equity Financing Commitment), or the transactions contemplated hereby or thereby (including the termination or abandonment thereof) or otherwise (including in respect of any oral representations made or alleged to be made in connection therewith or herewith), or any claim based on the obligations hereunder and thereunder against, and no personal liability shall attach to, the former, current or future equityholders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers, or general or limited partners of any of the Guarantors, Parent, or any former, current or future equityholder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than the Guarantors), or agent of any of the foregoing, or any former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (collectively, but not including Parent, Merger Sub, or the Guarantors, each a “Non-Recourse Party”), through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

(d)          The Company covenants, agrees, and acknowledges that the only rights of recovery that the Company has with respect to this Limited Guaranty, the Merger Agreement, or any other agreement or instrument delivered in connection with the Limited Guaranty or the Merger Agreement (including, without limitation, the Equity Financing Commitment), or the transactions contemplated hereby and thereby (including the termination or abandonment thereof) or otherwise (including in respect of any oral representations made or alleged to be made in connection therewith or herewith) are (i) its rights to recover from Parent and Merger Sub under and to the extent expressly provided in the Merger Agreement and from the Guarantors (but not any Non-Recourse Party) under and to the extent expressly provided in this Limited Guaranty, in each case subject to the Maximum Amount and the other limitations described herein, (ii) the Company’s right to seek specific performance of the obligations of the Guarantors under and to the extent expressly provided in the Equity Financing Commitment, and (iii) the other Retained Claims; provided, however, that in the event a Guarantor (1) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger, or (2) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of such Guarantor’s remaining net assets plus uncalled capital is less than such Guarantor’s applicable Pro Rata Portion of the Maximum Amount, then, and in each such case, the Company may seek recourse, whether by enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statue, regulation, or other applicable Law, against such continuing or surviving entity, but only to the extent of the Guarantor’s unpaid liability hereunder up to such Guarantor’s applicable Pro Rata Portion of the Maximum Amount.

(e)          Notwithstanding any other provision of this Limited Guaranty, the Company hereby agrees that the Guarantors may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantors under this Limited Guaranty, any claim, set-off, deduction, defense, or release that Parent could assert against the Company under the terms of, or with respect to, the Merger Agreement.

(f)          The Company acknowledges and agrees that Parent has no assets other than certain contract rights and that no additional funds are expected to be contributed to Parent unless and until the Acceptance Time occurs.  Recourse against the Guarantors under and pursuant to the terms of this Limited Guaranty and the other Retained Claims shall be the sole and exclusive remedy of the Company and all of its Affiliates and Subsidiaries or any of their respective direct or indirect equityholders against the Guarantors, Parent, Merger Sub and the Non-Recourse Parties with respect to any liabilities or obligations arising under, or in connection with, this Limited Guaranty, the Merger Agreement, or any other agreement or instrument delivered in connection with this Limited Guaranty or the Merger Agreement (including, without limitation, the Equity Financing Commitment), or the transactions contemplated hereby and thereby (including the termination or abandonment thereof) or otherwise (including in respect of any oral representations made or alleged to be made in connection therewith or herewith), including by piercing of the corporate veil or by asserting a claim by or on behalf of Parent, the Company, or any other Person seeking to compel performance of Parent’s financing.  The Company hereby waives and releases every right of recovery against each Guarantor, Parent, Merger Sub, and each Non-Recourse Party under or in connection with or related to this Limited Guaranty, the Merger Agreement, or any other agreement or instrument delivered in connection with this Limited Guaranty or the Merger Agreement (including, without limitation, the Equity Financing Commitment), or the transactions contemplated hereby or thereby (including the termination or abandonment thereof) or otherwise (including in respect of any oral representations made or alleged to be made in connection therewith or herewith) other than the Retained Claims, and hereby releases each Guarantor, Parent, Merger Sub, and each Non-Recourse Party from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with this Limited Guaranty, the Merger Agreement, or any other agreement or instrument delivered in connection with this Limited Guaranty or the Merger Agreement (including, without limitation, the Equity Financing Commitment), or the transactions contemplated hereby or thereby (including the termination or abandonment thereof) or otherwise (including in respect of any oral representations made or alleged to be made in connection therewith or herewith), other than the Retained Claims.  Nothing set forth in this Limited Guaranty shall confer or give or shall be construed to confer or give to any Person other than the Company and its permitted successors, transferees or assigns (including any Person acting in a representative capacity), any rights or remedies against any Person including the Guarantors, except as expressly set forth herein.

ARTICLE III
MISCELLANEOUS

Section 3.1          Survival of Warranties.  All representations, warranties, covenants, and agreements of the Guarantors contained herein shall survive the execution and delivery of this Limited Guaranty and shall be deemed made continuously, and shall continue in full force and effect, until the termination of this Limited Guaranty.

Section 3.2          Amendment and Waiver.  This Limited Guaranty may not be amended, modified, or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest (including the Company) at the time of the amendment.  The parties hereto may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Limited Guaranty, or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 3.3          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

Notices to the Company: Sharps Compliance Corp. 9220 Kirby Drive, Suite 500 Houston, Texas 77054 Attention: W. Patrick Mulloy Email: pmulloy@sharpsinc.com
With copies (which shall not constitute notice) to:

Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas  75201-7932
Attention: Brandon Byrne
Email: brandon.byrne@nortonrosefulbright.com

Notices to Guarantors or Parent: c/o Aurora Capital Partners Management VI L.P. 11611 San Vicente Blvd, Suite 800 Los Angeles, CA 90049 Attention: Robert K. West E‑mail: rkwest@auroracap.com
With copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, CA 90067
Attention:  Ari B. Lanin; Daniela Stolman
E‑mail: alanin@gibsondunn.com;
             dstolman@gibsondunn.com

Section 3.4          Assignment; Successors.  Neither this Limited Guaranty nor any of the rights, interests or obligations under this Limited Guaranty may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Limited Guaranty will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 3.5          Severability.  Whenever possible, each provision or portion of any provision of this Limited Guaranty shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Limited Guaranty is held to be invalid, illegal, or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Limited Guaranty shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision or portion of any provision had never been contained herein; provided, however, this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount provided in Section 2.1(b) hereof.

Section 3.6          Interpretation.  When a reference is made in this Limited Guaranty to a Section such reference shall be to a Section of this Limited Guaranty unless otherwise indicated.  The headings contained in this Limited Guaranty are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Limited Guaranty.  All words used in this Limited Guaranty will be construed to be of such gender or number as the circumstances require.  The word “including” and words of similar import when used in this Limited Guaranty will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Limited Guaranty shall refer to the Agreement as a whole and not to any particular provision in this Limited Guaranty.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.

Section 3.7          Entire Agreement.  This Limited Guaranty, together with the Merger Agreement, the Equity Financing Commitment, and the Confidentiality Agreement, constitute the entire agreement, and supersede all prior written agreements, arrangements, communications, and understandings and all prior and contemporaneous oral agreements, arrangements, communications, and understandings among the parties with respect to the subject matter hereof and thereof.

Section 3.8          Counterparts.  This Limited Guaranty may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 3.9          Facsimile or .pdf Signature.  This Limited Guaranty may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 3.10          Governing Law.  This Limited Guaranty and all disputes or controversies arising out of or relating to this Limited Guaranty or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 3.11          Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Limited Guaranty brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware.  Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Limited Guaranty and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit, or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any action or proceeding arising out of or relating to this Limited Guaranty or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise) and (c) that (i) the suit, action, or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper or (iii) this Limited Guaranty, or the subject matter hereof, may not be enforced in or by such courts.

Section 3.12          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS LIMITED GUARANTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.13          Confidentiality.  This Limited Guaranty shall be treated as confidential and is being provided to the Company solely in connection with the Merger Agreement.  This Limited Guaranty may not be used, circulated, quoted, or otherwise referred to in any document (other than the Merger Agreement and the Equity Financing Commitment) except with the written consent of each Guarantor; provided, that (a) the Company may disclose this Limited Guaranty to its officers, directors, advisors, and other authorized representatives provided such Person is instructed to maintain the confidentiality of this letter agreement in accordance herewith, (b) the Guarantors may disclose this Limited Guaranty to each of its Affiliates and its and their respective officers, directors, advisors, and other authorized representatives, and also may disclose the amount of the Maximum Amount and its Pro Rata Portion of the Guaranteed Obligations to such Guarantor’s and its Affiliates’ existing and prospective stockholders, limited partners, and non-managing members on a confidential basis in accordance with such Guarantor’s customary reporting practices, and (c) each party may disclose the existence and contents of this Limited Guaranty to the extent required by applicable Law, the applicable rules of any national securities exchange, in connection with any securities regulatory agency filings relating to the transactions contemplated by the Merger Agreement, or in connection with the enforcement of any rights hereunder.  Notwithstanding anything to the contrary herein, and for the avoidance of doubt, the Company hereby agrees that any Guarantor may disclose the contents of this Limited Guaranty to a governmental or regulatory authority in the course of such authority’s routine examinations or inspections of such Guarantor and/or its Affiliates which are not targeted at the Company.

Section 3.14          Relationship of the Parties.  This Limited Guaranty is not intended to, and does not create, any agency, partnership, fiduciary, or joint venture relationship between any of the Parties hereto, and the obligations of the Guarantors under this Limited Guaranty are solely contractual in nature.

Section 3.15          No Third Party Beneficiaries.  Nothing in this Limited Guaranty, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Limited Guaranty; provided that the Non-Recourse Parties shall be express third party beneficiaries of the provisions set forth herein that are for the benefit of the Non-Recourse Parties, each of which shall survive the expiration or termination of this Limited Guaranty.

Signature page follows.

IN WITNESS WHEREOF, this Limited Guaranty has been entered into by the undersigned as of the date first above written.

GUARANTORS:

AURORA EQUITY PARTNERS VI L.P.,
a Delaware limited partnership

By:	AURORA CAPITAL PARTNERS VI L.P.,
its General Partner

By:	AURORA FUND VI UGP LLC,
its General Partner

By:	/s/ Robert K. West
	Name:	Robert K. West
	Title:	Chief Financial Officer

AURORA EQUITY PARTNERS VI-A L.P.,
a Delaware limited partnership

By:	AURORA CAPITAL PARTNERS VI L.P.,
its General Partner

By:	AURORA FUND VI UGP LLC,
its General Partner

By:	/s/ Robert K. West
	Name:	Robert K. West
	Title:	Chief Financial Officer

Signature Page to Limited Guaranty

AURORA ASSOCIATES VI L.P.,
a Delaware limited partnership

By:	AURORA CAPITAL PARTNERS VI L.P.,
its General Partner

By:	AURORA FUND VI UGP LLC,
its General Partner

By:	/s/ Robert K. West
	Name:	Robert K. West
	Title:	Chief Financial Officer

Address for Notices:

c/o Aurora Capital Partners Management VI L.P.
11611 San Vicente Blvd, Suite 800
Los Angeles, CA 90049
Attention:	Robert K. West
Email:	rkwest@auroracap.com

Signature Page to Limited Guaranty

ACCEPTED BY:

THE COMPANY:

SHARPS COMPLIANCE CORP.,
a Delaware corporation

By:	/s/ Pat Mulloy
Name:	Pat Mulloy
Title:	Chief Executive Officer & President

Signature Page to Limited Guaranty